Exhibit 99.1

Selected Financial Data

As further discussed in Note 3 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

	Year Ended December 31,
	2008	2007	2006	2005	2004
Statements of Operations Data:		(in thousands, except per share data)
Revenues	$32,321	$50,118	$72,798	$75,680	$61,740
Operating expenses:
Research and development, including stock-based compensation of $3,941 in 2008, $5,150 in 2007, $4,394 in 2006, ($21) in 2005 and $426 in 2004	108,575	104,332	106,695	93,625	90,586
General and administrative, including stock-based compensation of $2,559 in 2008, $2,776 in 2007, $2,636 in 2006, $0 in 2005 and $412 in 2004	20,281	20,740	21,334	18,174	18,608
Total operating expenses	128,856	125,072	128,029	111,799	109,194
Loss from operations	(96,535)	(74,954)	(55,231)	(36,119)	(47,454)
Interest and other income (expense), net	(349)	3,721	801	(77)	282
Consolidated net loss before taxes	(96,884)	(71,233)	(54,430)	(36,196)	(47,172)
Income tax provision	—	—	119	(119)	—
Consolidated net loss	(96,844)	(71,233)	(54,311)	(36,315)	(47,172)
Less: net loss attributable to noncontrolling interest in Symphony Icon, Inc.	20,024	12,439	—	—	—
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(76,860)	$(58,794)	$(54,311)	$(36,315)	$(47,172)
Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.56)	$(0.59)	$(0.81)	$(0.57)	$(0.74)
Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	136,797	99,798	66,876	63,962	63,327

	As of December 31,
	2008	2007	2006	2005	2004
Balance Sheet Data:		(in thousands)
Cash, cash equivalents and short-term investments, including restricted cash and investments of $430	$86,502	$222,109	$79,999	$99,695	$87,558
Short-term investments held by Symphony Icon, Inc.	16,610	36,666	—	—	—
Long-term investments	55,686	—	—	—	—
Working capital	87,991	229,303	39,586	48,584	60,038
Total assets	261,508	369,296	190,266	218,714	211,980
Long-term debt, net of current portion	29,529	30,493	31,372	32,189	32,940
Accumulated deficit	(487,395)	(410,535)	(351,741)	(297,430)	(261,115)
Lexicon Pharmaceuticals, Inc. stockholders’ equity	185,580	256,300	85,501	85,802	121,594